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Exhibit 12.1

                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                     OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (in millions)


                                                         Nine Months Ended
                                                     Sept. 25,         Sept. 26,
                                                       1999              1998
                                                     --------------------------

Income before taxes                                    $7,966          $6,057

Add fixed charges net of
         capitalized interest                              47              35
                                                     ---------         --------

Income before taxes and fixed
         charges (net of capitalized
         interest)                                     $8,013          $6,092
                                                     ---------         --------
                                                     ---------         --------

Fixed charges:

Interest                                               $   28          $   23

Capitalized interest                                        3               5
Estimated interest component
         of rental expense                                 19              12
                                                     ---------         --------

Total                                                  $   50          $   40
                                                     ---------         --------
                                                     ---------         --------

Ratio of earnings before taxes and
         fixed charges, to fixed charges                  160             152
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